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SECURIAN FUNDS TRUST

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SECURIAN FUNDS TRUST

SFT PYRAMIS CORE EQUITY FUND

400 ROBERT STREET NORTH

ST. PAUL, MINNESOTA 55101-2098

December 14, 2017

Dear Beneficial Owner:

On July 27, 2017, the Board of Trustees of Securian Funds Trust (the “Trust”) voted to replace FIAM LLC as sub-adviser to the SFT Pyramis Core Equity Fund (the “Fund”) with Wellington Management Company LLP (“Wellington”), effective on or about November 15, 2017. On November 20, 2017 the name of the Fund was changed to SFT Wellington Core Equity Fund. The Board of Trustees took this action upon the recommendation of the Fund’s investment adviser, Advantus Capital Management, Inc. (the “Adviser”). The Adviser’s recommendation was based on several factors, including: performance of the FIAM LLC portfolio management team; Wellington’s portfolio management experience and superior performance; and there will be no change in the Fund’s shareholder fees and expenses due to the change in sub-advisers.

The Board of Trustees took this action pursuant to an exemptive order received by the Trust and the Adviser from the U.S. Securities and Exchange Commission that permits the Board of Trustees generally to approve a change in the Fund’s sub-adviser, upon recommendation of the Adviser, without shareholder approval.

As the owner of a variable life insurance or variable annuity contract, you are an indirect participant in the Fund. Accordingly, we are providing you with the attached information statement to inform you of these changes to the Fund. We are not asking you for a proxy and you are requested not to send us a proxy.

Sincerely,

David M. Kuplic
President

SECURIAN FUNDS TRUST

SFT PYRAMIS CORE EQUITY FUND

400 ROBERT STREET NORTH

ST. PAUL, MINNESOTA 55101-2098

INFORMATION STATEMENT

INTRODUCTION

This information statement is being provided to you on behalf of the Board of Trustees of Securian Funds Trust (the “Trust”) by Minnesota Life Insurance Company and Securian Life Insurance Company. The SFT Pyramis Core Equity Fund (the “Fund”) issues and sells its shares to the separate accounts of Minnesota Life Insurance Company and Securian Life Insurance Company. The separate accounts hold shares of mutual funds, including the Fund, which fund benefits under variable annuity contracts or variable life insurance contracts (the “Variable Contracts”) issued by Minnesota Life Insurance Company and Securian Life Insurance Company. You are receiving this information statement because, as the owner of a Variable Contract, you are an indirect participant in the Fund.

At a meeting held on July 27, 2017, the Board considered a recommendation by Advantus Capital Management, Inc. (the “Adviser”), the investment adviser to the Fund, to approve a new sub-advisory agreement (the “Wellington Agreement”) between the Adviser and Wellington Management Company LLP (“Wellington”) whereby Wellington would replace FIAM LLC (“FIAM”), formerly known as Pyramis Global Advisors, LLC, as sub-adviser to the Fund. On July 27, 2017, the Board voted unanimously to approve the Wellington Agreement effective on or about November 15, 2017, after reviewing materials furnished by the Adviser and by Wellington pertaining to Wellington and the Wellington Agreement. On November 20, 2017 the name of the Fund was changed to SFT Wellington Core Equity Fund.

The Board approved the Wellington Agreement without shareholder approval pursuant to an exemptive order received by the Trust and the Adviser from the U.S. Securities and Exchange Commission (“SEC”). The exemptive order permits the Board, upon recommendation of the Adviser, to hire new sub-advisers and to make certain other changes to existing sub-advisory agreements without shareholder approval. Pursuant to the terms of the exemptive order, this information statement is being provided to owners of certain Variable Contracts who, by virtue of their ownership of the Variable Contracts, beneficially owned shares of the Fund at the close of business on December 8, 2017. This information statement describes the circumstances surrounding the Board’s approval of the Wellington Agreement and provides you with an overview of the terms of the Wellington Agreement. This information statement is being first sent to Variable Contract owners on or about December 28, 2017. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Securian Funds Trust (the “Trust”)

The Trust is a Delaware statutory trust, organized on July 8, 2011. Each of the Funds operate as a no-load, open-end management investment company. The Trust is a series fund, which means that it has several different portfolios.

Currently, shares of the Trust, including shares of the Fund, are sold to the separate accounts of Minnesota Life Insurance Company and Securian Life Insurance Company, both of which are Minnesota corporations (collectively and hereinafter referred to as “Minnesota Life”). The separate accounts, which are the owners of the shares of the Trust, invest in the shares of the Fund in accordance with instructions received from the owners of the Variable Contracts issued by Minnesota Life. Minnesota Life, through its separate accounts which fund the Variable Contracts, owned 100% of the shares outstanding of the Fund as of September 30, 2017. As a result, Minnesota Life is a controlling person of the Fund and the Trust, and through its ownership of shares of the Funds, may elect all the Trustees of the Trust and approve other Trust and Fund actions. Minnesota Life’s address is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Advantus Capital Management, Inc. (the “Adviser”)

The investment adviser for the Fund is Advantus Capital Management, Inc. The Adviser has been the investment adviser and manager of the Fund, since May 1, 2014 when the Fund commenced business. The Adviser acts as such pursuant to the Investment Advisory Agreement (defined below), which is periodically considered for approval by the Board of Trustees or shareholders of the Fund. The address of the Adviser is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

The Adviser was incorporated in Minnesota on June 3, 1994, and is an affiliate of Minnesota Life. All of the shares of the voting stock of Minnesota Life are owned by a second tier intermediate stock holding company named Securian Financial Group, Inc., which in turn is a wholly-owned subsidiary of a first tier intermediate stock holding company named Securian Holding Company, which in turn is a wholly-owned subsidiary of the ultimate parent, Minnesota Mutual Companies, Inc. The Adviser is also a wholly-owned subsidiary of Securian Financial Group, Inc.

The Adviser acts as investment adviser and manager of the Fund under an Investment Advisory Agreement effective May 1, 2014 (the “Investment Advisory Agreement”). Schedule A to the Investment Advisory Agreement, as amended, was approved by shareholders of the Fund, on April 22, 2014 and became effective on May 1, 2014. The Investment Advisory Agreement was last approved by the Board of Trustees of the Trust (including a majority of the Trustees who are not parties to the contract, or interested persons of any such party) on January 26, 2017.

The Investment Advisory Agreement terminates automatically in the event of assignment. In addition, the Investment Advisory Agreement is terminable at any time, without penalty, by the Board of Trustees of the Trust or by vote of a majority of the Fund’s outstanding voting securities on 60 days’ written notice to the Adviser, and by the Adviser on 60 days’ written notice to the Fund. Unless sooner terminated, the Investment Advisory Agreement shall continue in effect for more than two years after its execution only so long as such continuance is specifically approved at least annually either by the Board of Trustees of the Trust or by a vote of a majority of the outstanding voting securities, provided that in either event such continuance is also approved by the vote of a majority of the directors who are not interested persons of any party to the Investment Advisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval of any continuance of the Investment Advisory Agreement shall be effective with respect to the Fund if a majority of the outstanding voting securities of the Fund votes to approve such continuance, notwithstanding that such continuance may not have been approved by a majority of the outstanding voting securities of the Fund.

The Adviser currently serves as investment adviser for the following funds that have an investment objective similar to the investment objective of the Fund:

Fund Name	Account Type	Market Value ($ Million)*	Sub-Adviser	Adviser Fee Schedule:
				Asset Level	($ Million)		Rate
SFT IvySM Growth Fund	40-Act Mutual Fund	$490.4	Waddell & Reed Investment Management Company	First Next Next Over	$ $ $ $	500 300 200 1,000	0.67 0.62 0.60 0.50	% 5% % %

SFT IvySM Small Cap Growth Fund	40-Act Mutual Fund	$177.6	Waddell & Reed Investment Management Company	First Next Over	$ $ $	1,000 2,000 3,000	0.85 0.80 0.76	% % %

*	As of September 30, 2017

The Trust and the Adviser have obtained an exemptive order from the SEC which permits the Adviser to employ a “manager of managers” strategy in connection with its management of the Fund. The exemptive order permits the Adviser, subject to certain conditions, to select new investment sub-advisers with the approval of the Trust’s Board of Trustees, but without obtaining shareholder approval. The order also permits the Adviser to change the terms of agreements with the investment sub-advisers or continue the employment of an investment sub-adviser after an event which would otherwise cause the automatic termination of services (such as a change in control of the sub-adviser). Shareholders are notified of any investment sub-adviser changes. Shareholders have the right to terminate arrangements with an investment sub-adviser by vote of a majority of the outstanding shares of a Fund. The Adviser has the ultimate responsibility for the investment performance of each fund in the Trust employing investment sub-advisers due to its responsibility to oversee the investment sub-advisers and recommend their hiring, termination and replacement.

Principal Underwriter and Administrator

The principal underwriter for the Trust and the Fund is Securian Financial Services, Inc. (“Securian Financial”), an affiliate of the Adviser. During the most recent fiscal year ended December 31, 2016, the Fund paid Securian Financial $299,229 for distribution services provided to the Fund in accordance with the Plan of Distribution. Securian Financial will continue to provide these distribution services to the Fund.

Minnesota Life, also an affiliate of the Adviser, serves as administrative services agent to the Trust and the Fund. Administrative services provided to the Trust and the Fund by Minnesota Life include accounting oversight, financial reporting, legal and other administrative services. During the most recent fiscal year ended December 31, 2016, the Fund paid Minnesota Life $21,276 for administrative services provided to the Fund. Minnesota Life will continue to provide these administrative services to the Fund.

The address of both Securian Financial and Minnesota Life is 400 Robert Street North, St. Paul, Minnesota 55101-2098.

Investment Sub-Adviser

Replacement of FIAM with Wellington

At a meeting held on July 27, 2017, the Adviser recommended that the Board approve the Wellington Agreement so that Wellington would replace FIAM as the sub-adviser for the Fund. At the July 27 meeting, the Board, including a majority of the Trustees who are not “interested persons” of the Trust within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), approved the Wellington Agreement to be effective on or about November 15, 2017. The prior sub-advisory agreement with FIAM was dated May 1, 2014. Pursuant to the “manager of managers” exemptive order received by the Fund and the Adviser, neither the FIAM sub-advisory agreement nor the Wellington sub-advisory agreement have been or will be submitted to a vote of security holders. In connection with Wellington replacing FIAM, the name of the Fund has been changed to SFT Wellington Core Equity Fund.

Wellington Management Company LLP (“Wellington”)

Wellington Management is a Delaware limited liability partnership with principal offices at 280 Congress Street, Boston, Massachusetts 02210 and is owned by Wellington Management Group LLP, a Massachusetts limited liability partnership. The chairman and chief executive officer (CEO), Brendan J. Swords, and the firm’s line managers are responsible for management of the firm. Oversight is provided by the firm’s Executive Committee, which is chaired by the CEO. The Executive Committee (EC) sits at the holding company level and is responsible for the governance of the firm and managing the business of the firm broadly. The Managing Partners of the firm are standing members of the EC. Each of the other six members are elected by the partnership and generally serve for two year terms.

The names and principal occupations of the principal executive officers of Wellington Management are set forth in the attached Schedule.

Mammen Chally, CFA is the lead portfolio manager for the Fund. Mr. Chally is Senior Managing Director, Equity Portfolio Manager, and leader of the firm’s Disciplined Equity Team. He joined Wellington Management in 1994.

Wellington currently serves as investment adviser or sub-adviser for the following funds, which are registered with the SEC under the 1940 Act, that have main investment strategies substantially similar to those of the Fund:

Fund Name	Account Type	Market Value ($ Million)	Adviser/ Sub-Adviser	Advisory Fee Schedule:
				Asset Level	($ Mil)	Rate
Other 40-Act Funds Sub-advised by Wellington Management
Fund A1	40-Act Mutual Fund	$3,068.60	Client A*	First	$250	0.128%
			Wellington Management Company LLP	Next	$250	0.100%
				Next	$500	0.098%
				Next	$1,500	0.095%
				Next	$2,500	0.092%
				Over	$5,000	0.090%

Fund A2	40-Act Variable Annuity	$676.80	Client A*	First	$50	0.325%
			Wellington Management Company LLP	Next	$100	0.250%
				Next	$350	0.200%
				Over	$500	0.150%

Wellington Management Company LLP Market Value as of 08/31/2017

*	As of 30 June 2017, Wellington Management Company LLP managed over $100 billion for Client A.

INVESTMENT SUB-ADVISORY AGREEMENT

Information Concerning the Wellington Agreement

The Wellington Agreement is substantially similar to the prior sub-advisory agreement with FIAM (the “FIAM Agreement”), except for:

•	A change in the effective date (the FIAM Agreement was effective May 1, 2014; the Wellington Agreement became effective November 20, 2017);

•	The Wellington Agreement specifically provides that Wellington will monitor and proactively resolve any failing trades and, under certain conditions, provide reimbursement for any overdraft interest;

•	A change in the annual fee, as applied to the average daily value of the net assets of the Fund. The FIAM Agreement provided that FIAM would receive a fee of 33 basis points (0.33%) for the first $350 million; 32 basis points (0.32%) for assets between $350 to $500 million; and 31 basis points (0.31%) on assets above $500 million. The Wellington Agreement provides that Wellington will receive a fee of 31 basis points (0.31%) on the first $100 million in assets and 28 basis points (0.28%) on assets above $100 million). Under both agreements such fees are paid by the Adviser.

The Wellington Agreement requires Wellington to perform substantially the same services as those provided by FIAM under the FIAM Agreement. Accordingly, the Fund will receive under the Wellington Agreement sub-advisory services from Wellington that are substantially similar to those it received from FIAM under the FIAM Agreement.

The Wellington Agreement provides that, within the framework of the investment objectives, policies and restrictions of the Fund and applicable law, and subject to the supervision of the Adviser and the Board, Wellington is granted discretion to formulate and implement an overall program for managing the investment of the assets of the Fund, to amend and update such program from time to time as financial and other economic conditions warrant, and to take such steps as are necessary to implement the investment program by purchase and sale of securities.

The Wellington Agreement requires the Adviser to arrange with the Fund’s custodian to have at least one short-term investment fund available which Wellington agrees to use for short-term investment of cash, subject to limitations under the 1940 Act. Under the Wellington Agreement, Wellington is responsible for the management of cash, and Wellington is required to manage cash in full compliance with any applicable restrictions, including limitations under the 1940 Act.

The Wellington Agreement states that the Adviser may, on occasion, enter into agreements for directed brokerage with certain brokers, and Wellington agrees to follow the Adviser’s direction regarding such directed brokerage. Otherwise, the Wellington Agreement provides that, in placing orders or directing the placement of orders for the execution of portfolio transactions, Wellington is authorized to select brokers and dealers for the execution of the Fund’s transactions. In selecting such brokers or dealers, Wellington is authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance Wellington’s investment research and portfolio management capability generally. Wellington also may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if Wellington determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services provided by such broker, viewed in terms either of the Fund or Wellington’s overall responsibilities to Wellington’s discretionary accounts.

Wellington is required to provide reports to the Adviser or the Board concerning the investment activity and portfolio composition of the Fund in such form and at such intervals as the Adviser or the Board may from time to time reasonably request. The Wellington Agreement requires Wellington to use the same skill and care in providing services to the Fund as it uses in providing services to other fiduciary accounts for which it has investment responsibility.

The Wellington Agreement allows Wellington, to the extent permitted by applicable law, and subject to certain conditions, to aggregate the purchase or sale of securities in order to obtain the best execution or lower brokerage commissions and to allocate the securities so purchased or sold, as well as the expenses incurred in the transaction, in the manner Wellington considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other customers.

The Wellington Agreement requires Wellington to pay all of its own expenses incurred in connection with its activities under the Agreement; however, all brokerage and custodial expenses relating to the operation of the Fund are to be borne by the Fund.

On July 27, 2017, the Wellington Agreement was approved by the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons” within the meaning of the 1940 Act, by a vote cast in person at a meeting called for the purposes of voting such approval. The Wellington Agreement provides for an initial term of two years from the effective date of the agreement, which is November 20, 2017. The agreement is then renewed for successive annual terms, provided that such continuance is specifically approved at least annually by a vote of the holders of the majority of the outstanding voting securities of the Fund or by a vote of the majority of the Trust’s Board, and provided further that in either event the continuance is also approved by a majority of the Trustees who are not “interested persons” within the meaning of the 1940 Act, by vote cast in person at a meeting called for the purpose of voting on such approval.

The Wellington Agreement may be terminated at any time without payment of penalty by the Fund’s Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days’ prior written notice to Wellington, or by the Adviser or Wellington upon sixty days’ prior written notice to the other. The Wellington Agreement terminates automatically in the event of its assignment or upon any termination of the Investment Advisory Agreement between the Fund and the Adviser. The Wellington Agreement may be modified only by mutual written agreement by the parties thereto.

The Wellington Agreement generally provides that Wellington and its officers, directors, employees or agents are not subject to liability for acts or omissions as sub-adviser to the Fund, except for losses resulting from willful misfeasance, bad faith, or gross negligence. Notwithstanding the foregoing, if a higher standard of care is imposed by applicable law, such standard will apply under the Wellington Agreement.

The Wellington Agreement provides that for the services rendered, the facilities furnished, and the expenses assumed by Wellington, the Adviser (out of its fees received from the Fund, in accordance with the terms of the Investment Advisory Agreement between the Adviser and the Fund) will pay Wellington an annual sub-advisory fee as shown in the following table. The sub-advisory fee is accrued daily and paid to Wellington quarterly.

Wellington Agreement		FIAM Agreement
Average Daily Net Assets	Rate	Average Daily Net Assets	Rate
First $100 million	0.31%	First $350 million	0.33%
Over $100 million	0.28%	$350 to $500 million	0.32%
		Over $500 million	0.31%

Advisory and Sub-Advisory Fees

For the fiscal year ended December 31, 2016, the Fund paid the Adviser $782,045 for advisory services to the Fund.

For the fiscal year ended December 31, 2016, the Adviser (out of its fees received from the Fund) paid FIAM $409,455 for sub-advisory services to the Fund. If the Wellington Agreement had been in effect during the same period, the Adviser (out of its fees received from the Fund) would have paid Wellington $357,564 for sub-advisory services to the Fund. This amount would have been 87.3% of the amount received by FIAM for the same period.

Board Consideration of the Wellington Agreement

At a meeting held on July 27, 2017, the Board considered the Adviser’s recommendation that Wellington replace FIAM as the sub-adviser to the Fund and unanimously approved the Wellington Agreement. At the meeting, the Board reviewed materials furnished by the Adviser and by Wellington pertaining to Wellington and the Wellington Agreement. The Board also met personally with and received a presentation from Mammen Chally, CFA, the person to serve as lead portfolio manager for the Fund.

The Adviser, as manager of all of the Funds of the Trust, is charged with researching and recommending sub-advisers for the Fund. The Adviser has adopted policies and procedures to assist it in the process of analyzing each sub-adviser with expertise in particular asset classes for purposes of making the recommendation that a specific investment adviser be selected. The Board reviews and considers the information provided by the Adviser in deciding which investment advisers to approve. The Trustees also receive frequent updates on industry and regulatory developments and best practices. After an investment adviser becomes a sub-adviser, a similarly rigorous process is instituted by the Adviser to monitor the investment performance and other responsibilities of the sub-adviser.

As part of its ongoing obligation to monitor and evaluate the performance of the Fund’s sub-adviser, the Adviser recently completed a review of FIAM’s management of the Fund. The Adviser’s review and evaluation of FIAM focused primarily on the performance of the Fund.

The Board, including a majority of the independent Trustees, with the assistance of independent counsel to the independent Trustees, considered whether to approve the Wellington Agreement in light of its experience in governing the Fund and working with the Adviser and the sub-advisers on matters relating to the Fund. The independent Trustees are those Trustees who are not “interested persons” of the Trust or the Fund within the meaning of the 1940 Act, and are not employees of or affiliated with the Trust, Fund, the Adviser, FIAM, or Wellington.

Prior to voting, the Board reviewed the Adviser’s recommendation that it approve the Wellington Agreement with independent legal counsel and received from such counsel an oral summary of the legal standards for consideration of the proposed approval. In its deliberations, the Board considered all factors that the Trustees believed were relevant. The Board based its decision to approve the Wellington Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations.

The Trustees also requested and evaluated other information, including information on Wellington’s organization and current staffing, performance information, and information on brokerage allocation practices and soft dollar arrangements. The Trustees also requested and reviewed a summary of Wellington’s code of ethics and overall compliance program.

The Trustees reviewed the terms of the Wellington Agreement. In reaching their determination with respect to the approval of the Wellington Agreement, the Trustees met in private session with independent legal counsel at which no representatives of the Adviser, Wellington or their respective affiliates were present.

In their deliberations, the Trustees did not identify any particular information that was all-important or controlling, and each Trustee may have attributed different weights to the various factors. The Trustees evaluated all information available to them regarding the Fund.

The material factors and conclusions that formed the basis for the Trustees’ approval of the Wellington Agreement (including the appropriateness of the fees payable to Wellington by the Adviser thereunder) were separately discussed by the Trustees. The Trustees determined that the overall arrangements between the Fund and Wellington, as provided in the Wellington Agreement, are fair and reasonable in light of the services performed, expenses incurred and such other matters as the Trustees considered relevant in the exercise of their reasonable judgment.

The Board approved the termination of the FIAM Agreement and determined that the Wellington Agreement was reasonable and in the best interests of the Fund and approved Wellington as the Fund’s new sub-adviser, effective on or about November 15, 2017. The Board’s decision to approve the Wellington Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements.

A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment advisers and sub-advisers and the approval of advisory and sub-advisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board’s conclusions regarding each factor.

(1) The nature, extent, and quality of services provided by the Sub-Adviser.

In deciding to approve Wellington as the Fund’s sub-adviser, the Board considered the experience and track record of Wellington’s investment management personnel. The Board also noted Wellington’s investment infrastructure as well as the risk profiles of its investment process. Specifically, the Board determined that, based upon the Adviser’s report, the proposed change to Wellington as the sub-adviser likely would benefit the Fund and its shareholders.

In reviewing the other various matters listed above, the Board concluded that Wellington is a recognized firm capable of competently managing the Fund; that the nature, extent, and quality of services that Wellington could provide were at a level at least equal to the services that could be provided by FIAM; that the services contemplated by the Wellington Agreement are substantially similar to those provided under the FIAM Agreement; that the Wellington Agreement contains provisions generally comparable to those of other sub-advisory agreements for other mutual funds; and that Wellington was staffed with a number of qualified personnel and had significant research capabilities.

(2) The investment performance of the Sub-Adviser.

The Board received information on the investment returns of Wellington’s Disciplined US Equity Composite, which strategy will be used by Wellington as the sub-adviser to the Fund. Gross investment return information included annual returns for 2008 through 2016, and year-to-date through June 30, 2017, and annualized one, three, five and since inception annualized returns. It was noted that for each of the three and five year annualized returns, and the annualized returns since inception (May 1, 2007), the Disciplined US Equity Composite out-performed the S&P 500 index.

On the basis of the information presented, the Board concluded that Wellington’s performance in managing portfolios with main strategies substantially similar to that of the Fund has been strong.

(3) The costs of services to be provided and profits to be realized by Wellington from its relationship with the Fund.

The Adviser, on behalf of the Board, requested, but did not receive, an analysis of Wellington’s profitability in managing the Fund. The Board noted that sub-advisers such as Wellington sometimes do not disclose this proprietary information, and further noted that the Wellington Agreement (including Wellington’s fees) had been negotiated by the Adviser on an arm’s length basis.

The Board compared the fee schedule in the Wellington Agreement to the fee schedule in the FIAM Agreement. The Board noted that the fee schedule in the FIAM Agreement is somewhat higher than the fee schedule in the Wellington Agreement (33 to 31 basis points versus 31 to 28 basis points). The Board also noted that fees paid to Wellington will be paid by the Adviser out of the fees it receives from the Fund and that the fees payable by shareholders of the Fund will not change. Based upon its review, the Board concluded that the fees proposed to be paid to Wellington were reasonable. Information comparing the fees under the Wellington Agreement and the FIAM Agreement is set forth in this information statement.

(4) and (5) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflect these economies of scale.

The Board noted that the fee schedule in the Wellington Agreement contains “breakpoints” to reduce the fee rate based upon the size of the Fund’s assets. The Board noted that the fee schedule in the FIAM Agreement also included breakpoints. As is consistent with past changes in sub-advisors pursuant to the manager-of-managers exemptive order, the costs associated with the change from FIAM to Wellington (such as the cost of preparing and mailing this information statement) will be borne by the Fund.

Brokerage Transactions

For the year ended December 31, 2016, the Fund paid $69,786 in brokerage fees.

Affiliated Brokerage Commissions

During the year ended December 31, 2016, the Fund paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an “Affiliated Broker” is a broker that is affiliated with the Trust, the Fund, the Adviser, FIAM, or Wellington.

RECORD OF OUTSTANDING SHARES

The number of shares of the Fund outstanding at the close of business on December 8, 2017, is listed in the table below.

The officers and trustees of the Trust cannot directly own shares of the Fund, and they cannot beneficially own shares of the Fund unless they purchase Variable Contracts issued by Minnesota Life. At December 8, 2017, the officers and trustees of the Trust, as a group, beneficially owned less than one percent of the outstanding shares of the Fund, and Minnesota Life, for itself and through its separate accounts, was the only shareholder of the Fund. To the best knowledge of the Trust, no person other than Minnesota Life owned, of record or beneficially, 5% or more of the outstanding shares of the Fund as of December 8, 2017. Information as of December 8, 2017, with regard to Minnesota Life’s ownership of the Fund is provided below:

Fund	Shares Outstanding	Shares Owned by Minnesota Life Insurance Company	Percent of Outstanding Shares Owned by Minnesota Life Insurance Company
Core Equity Fund			100%

REPORTS AVAILABLE

The Fund will furnish, without charge, a copy of its most recent annual report to shareholders and its most recent semiannual report to shareholders succeeding such annual report, if available, to a Variable Contract owner upon request. Such requests should be directed to Minnesota Life Insurance Company, 400 Robert Street North, St. Paul, Minnesota 55101-2098, if made by mail, and to (800) 995-3850, if made by telephone.

SHAREHOLDER PROPOSALS

The Trust is not required to hold annual meetings of shareholders. Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Trust no later than 120 days prior to the date proxy statements are mailed to shareholders.

WELLINGTON MANAGEMENT COMPANY LLP

SCHEDULE

Principal Executive Officers of Wellington Management Company LLP

1 July 2017

NAME	TITLE

Steven C. Angeli	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP

John E. Butler	Senior Managing Director, Wellington Management International Ltd and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP

Cynthia M. Clarke	Senior Managing Director and General Counsel, Wellington Management Company LLP

Desmond A. Havlicek	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP

Jean M. Hynes	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP

Donald J. Kilbride	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP

Stephen Klar	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP

Gregory A. Mattiko	Senior Managing Director, Wellington Management Hong Kong Ltd and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP

Nancy M. Morris	Managing Director and Chief Compliance Officer, Wellington Management Company LLP

Mary K. (Molly) Shannon	Senior Managing Director, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP

Edward J. Steinborn	Senior Managing Director and Chief Financial Officer, Wellington Management Company LLP

Brendan J. Swords	Chairman, Chief Executive Officer, Wellington Management Company LLP and Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP

Please contact your Relationship Manager if you require additional information about the names of other employees of Wellington Management or its affiliates.